Exhibit 99.1

February 24, 2021

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2020 Earnings

Fourth Quarter 2020 Highlights (Compared to Fourth Quarter 2019):

•	Net sales increased by 26% to $675.1 million

•	Organic Daily Sales increased by 12%

•	Gross profit increased 31% to $222.3 million; gross margin increased 110 basis points to 32.9%

•	SG&A as a percentage of Net sales decreased by 120 basis points to 30.0%

•	Net income increased to $11.5 million from $2.5 million

•	Adjusted EBITDA increased by $21.7 million, or 98%, to $43.9 million; Adjusted EBITDA margin increased 240 basis points to 6.5%

•	Closed five acquisitions: BURNCO Landscape Centres, Hedberg Supply, Alpine Materials, Dirt & Rock, and Stone Center of Virginia

Full Year 2020 Highlights (Compared to Full Year 2019):

•	Net sales increased by 15% to $2.70 billion

•	Organic Daily Sales increased by 8%

•	Gross profit increased 17% to $901.3 million; gross margin increased 50 basis points to 33.3%

•	SG&A as a percentage of Net sales decreased by 90 basis points to 26.9%

•	Net income for the year increased 56% to $121.3 million

•	Adjusted EBITDA increased 29% to $260.2 million; Adjusted EBITDA margin increased 110 basis points to 9.6%

•	Net cash provided by operating activities improved 75% to $229.4 million

•	Closed 11 acquisitions during the year with approximately $191 million in trailing twelve months net sales

•	Net debt to Adjusted EBITDA at year-end was 1.0x, a reduction compared to 2.6x at year-end 2019

Post-Quarter Highlight:

•	Closed the acquisition of Lucky Landscape Supply

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter and full fiscal year ended January 3, 2021 (“Fiscal 2020”).

“With strong demand for our products, we delivered an excellent fourth quarter performance and finished the year with exceptional results on all fronts. I am very proud of the entire SiteOne team for their passion, commitment and teamwork in overcoming the many challenges and uncertainties of 2020 and delivering outstanding service and support to our customers and terrific results for our other key stakeholders,” said Doug Black, SiteOne’s Chairman and CEO. “The stay at home trend associated with COVID-19 has increased demand for new homes and accelerated investment in outdoor living, both of which have increased demand for landscaping products. This strong demand, coupled with our market share gains, helped us to achieve 8% Organic Daily Sales growth for the year. Our teams leveraged the strong sales growth through disciplined cost management and great execution of our initiatives to achieve excellent Adjusted EBITDA growth, Adjusted EBITDA margin expansion and record operating cash flow. We did this while serving our customers better than ever before, which was reflected in our highest customer Net Promoter Score to date. We also finished the year well from an M&A standpoint, adding five more exceptional companies to our team in the fourth quarter, bringing the total to eleven acquisitions for the full year. We are entering 2021 with a stronger team, stronger systems, a stronger balance sheet and greater momentum than at any time in our history. Accordingly, we remain confident in our ability to execute our strategy and deliver superior performance and growth in 2021 and beyond.”

Fourth Quarter 2020 Results

Net sales for the fourth quarter of Fiscal 2020 increased to $675.1 million, or 26%, compared to $535.0 million for the prior-year period. Organic Daily Sales increased 12% compared to the prior year period driven by strength in our landscaping products. Acquisitions contributed $41.0 million, or 8%, to Net sales growth for the quarter.

Gross profit increased to $222.3 million, or 31%, compared to $170.0 million for the prior-year period. Gross margin increased by 110 basis points to 32.9% for the fourth quarter of Fiscal 2020. Gross margin during the quarter was positively impacted by supplier incentives, customer mix and lower freight costs.

Selling, general and administrative expenses (“SG&A”) for the fourth quarter of Fiscal 2020 increased to $202.8 million from $166.8 million for the prior-year period. SG&A as a percentage of Net sales decreased to 30.0%, an improvement of 120 basis points compared to the same period last year due to strong organic sales growth and good cost management.

Net income for the fourth quarter of Fiscal 2020 increased to $11.5 million from $2.5 million for the prior-year period. Net income was driven by higher sales, gross margin improvement and SG&A leverage.

Adjusted EBITDA increased 98% to $43.9 million for the fourth quarter of Fiscal 2020, compared to $22.2 million for the prior-year period. Adjusted EBITDA margin improved 240 basis points to 6.5%.

Full Year 2020 Results

Net sales for Fiscal 2020 increased to $2.70 billion, or 15%, compared to $2.36 billion for the fiscal year ended December 29, 2019 (“Fiscal 2019”). Organic Daily Sales increased 8% for Fiscal 2020 compared to Fiscal 2019. Organic growth was driven by strong demand across our end markets and favorable outdoor living trends. Acquisitions contributed $135.9 million, or 6% to Net sales growth for Fiscal 2020.

Gross profit for Fiscal 2020 increased to $901.3 million, up 17% compared to $773.2 million for the prior year. Gross margin for the year improved by 50 basis points to 33.3% compared to 32.8% in Fiscal 2019.

SG&A for the year increased to $728.2 million from $654.3 million in Fiscal 2019. SG&A as a percentage of Net sales decreased to 26.9%, an improvement of 90 basis points compared to the prior year driven by higher Net sales and fixed cost leverage.

Our effective tax rate for Fiscal 2020 was 18.5% compared to 15.1% for Fiscal 2019. We currently expect our 2021 effective tax rate will be between 25.5% and 26.5%, excluding discrete items such as excess tax benefits.

Net income for Fiscal 2020 was $121.3 million, compared to Net income of $77.7 million for Fiscal 2019. The 56% increase in Net income for the year was attributable to sales growth and improved margins.

For the year, Adjusted EBITDA increased 29% to $260.2 million, compared to $201.1 million in Fiscal 2019. Adjusted EBITDA margin improved 110 basis points to 9.6%, compared to Fiscal 2019.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of January 3, 2021, was $249.9 million compared to $528.8 million as of December 29, 2019. Net debt to Adjusted EBITDA for the last twelve months was 1.0 times compared to 2.6 times at year-end 2019. The reduction in Net debt and leverage reflects the repayments of our debt and additional cash on hand resulting from our August 2020 equity offering and strong operating cash flow.

As of January 3, 2021, cash on hand was $55.2 million and available capacity under the ABL Facility was $362.3 million.

Outlook

“We are pleased with the continuing momentum in our business and the current favorable underlying demand trends,” Doug Black continued. “As we look out over the full year, we expect to achieve mid-single digit Organic Daily Sales growth, with strong growth in the first half of the year moderating in the second half with more difficult comparisons. We also expect another year of healthy margin expansion, cash flow generation, and contribution from acquired companies.”

For 2021 we expect Adjusted EBITDA to be in the range of $275 million to $292 million, representing year-over-year growth of 6% to 12%. This guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2021 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 24, 2021, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13715765. The replay will be available until 11:59 p.m. (ET) on March 10, 2021.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2021 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the risk listed below); economic downturn or recession; cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; risks associated with our large labor force (including work stoppages due to COVID-19); retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions (which have worsened and may continue to worse as a result of the COVID-19 pandemic); credit sale risks; performance of individual branches; environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; computer data processing systems; cybersecurity incidents (including the July 2020 ransomware attack); security of personal information about our customers; intellectual property and other proprietary rights; the possibility of securities litigation; unanticipated changes in our tax provisions; our substantial indebtedness and our ability to obtain financing in the future; increases in interest rates; risks related to our common stock; terrorism or the threat of terrorism; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	January 3, 2021	December 29, 2019
Assets
Current assets
Cash and cash equivalents	$55.2	$19.0
Accounts receivable, net of allowance for doubtful accounts of $9.1 and $8.3, respectively	292.8	283.4
Inventory, net	458.6	427.1
Income tax receivable	6.8	7.0
Prepaid expenses and other current assets	38.2	29.3
Total current assets	851.6	765.8

Property and equipment, net	130.0	104.9
Operating lease right-of-use assets, net	256.5	231.0
Goodwill	250.6	181.3
Intangible assets, net	196.3	150.6
Deferred tax assets	2.4	1.9
Other assets	8.3	7.8
Total assets	$1,695.7	$1,443.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$172.8	$162.2
Current portion of finance leases	9.2	6.7
Current portion of operating leases	54.6	48.6
Accrued compensation	69.2	39.7
Long-term debt, current portion	2.8	4.5
Accrued liabilities	60.0	49.1
Total current liabilities	368.6	310.8

Other long-term liabilities	25.3	13.2
Finance leases, less current portion	32.4	16.2
Operating leases, less current portion	208.3	186.3
Deferred tax liabilities	5.4	3.2
Long-term debt, less current portion	260.7	520.4
Total liabilities	900.7	1,050.1

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 44,300,380 and 41,591,727 shares issued, and 44,279,469 and 41,570,816 shares outstanding at January 3, 2021 and December 29, 2019, respectively	0.4	0.4
Additional paid-in capital	541.8	261.5
Retained earnings	259.1	137.8
Accumulated other comprehensive loss	(6.3)	(6.5)
Total stockholders’ equity	795.0	393.2
Total liabilities and stockholders’ equity	$1,695.7	$1,443.3

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	For the quarter (1)		For the year (2)
	September 28, 2020 to	September 30, 2019 to	December 30, 2019 to	December 31, 2018 to
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net sales	$675.1	$535.0	$2,704.5	$2,357.5
Cost of goods sold	452.8	365.0	1,803.2	1,584.3
Gross profit	222.3	170.0	901.3	773.2

Selling, general and administrative expenses	202.8	166.8	728.2	654.3
Other income	2.7	1.2	6.7	6.0
Operating income	22.2	4.4	179.8	124.9

Interest and other non-operating expenses, net	9.1	7.5	31.0	33.4
Income (loss) before taxes	13.1	(3.1)	148.8	91.5
Income tax expense (benefit)	1.6	(5.6)	27.5	13.8
Net income	$11.5	2.5	121.3	77.7

Net income per common share:
Basic	$0.26	$0.06	$2.83	$1.89
Diluted	$0.25	$0.06	$2.75	$1.82
Weighted average number of common shares outstanding:
Basic	44,290,892	41,499,989	42,858,691	41,218,843
Diluted	45,553,305	42,964,693	44,093,501	42,750,348

(1)	Unaudited.
(2)	Derived from audited financial statements.

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	For the year December 30, 2019 to January 3, 2021	For the year December 31, 2018 to December 29, 2019	For the year January 1, 2018 to December 30, 2018
Cash Flows from Operating Activities:
Net income	$121.3	$77.7	$73.9
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	29.4	25.1	21.5
Stock-based compensation	10.6	11.7	7.9
Amortization of software and intangible assets	37.8	34.4	30.8
Amortization of debt related costs	4.1	2.0	3.1
Loss on extinguishment of debt	—	0.4	0.7
(Gain) loss on sale of equipment	(0.4)	0.3	(0.4)
Deferred income taxes	0.4	(3.4)	(7.1)
Other	3.7	0.9	(0.6)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	2.8	6.1	(43.4)
Inventory	(7.9)	(3.0)	(38.5)
Income tax receivable	0.2	3.0	(6.0)
Prepaid expenses and other assets	(11.0)	7.5	(8.9)
Accounts payable	(4.3)	(29.0)	40.4
Accrued expenses and other liabilities	42.7	(2.9)	4.7
Net Cash Provided By Operating Activities	$229.4	$130.8	$78.1

Cash Flows from Investing Activities:
Purchases of property and equipment	(18.6)	(19.5)	(14.9)
Purchases of intangible assets	(7.2)	(1.9)	(5.0)
Acquisitions, net of cash acquired	(159.4)	(71.5)	(147.7)
Proceeds from the sale of property and equipment	1.0	1.0	3.5
Net Cash Used In Investing Activities	$(184.2)	$(91.9)	$(164.1)

Cash Flows from Financing Activities:
Equity proceeds from common stock	271.5	8.4	6.7
Borrowings under term loan	—	—	447.4
Repayments under term loan	(172.8)	(4.5)	(350.3)
Borrowings on asset-based credit facility	285.4	273.7	406.0
Repayments on asset-based credit facility	(378.2)	(304.0)	(410.0)
Payments of debt issue costs	—	(0.9)	(2.4)
Payments on finance lease obligations	(8.5)	(6.5)	(6.2)
Payments of acquisition related contingent obligations	(4.8)	(3.0)	(4.0)
Other financing activities	(1.7)	(0.5)	(0.4)
Net Cash (Used In) Provided By Financing Activities	$(9.1)	$(37.3)	$86.8

Effect of exchange rate on cash	0.1	0.1	(0.2)
Net Change In Cash	36.2	1.7	0.6

Cash and cash equivalents:
Beginning	19.0	17.3	16.7
Ending	$55.2	$19.0	$17.3

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$27.3	$30.3	$26.2
Cash paid during the year for income taxes	$25.2	$16.0	$14.5

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

(In millions, unaudited)

	2020 Fiscal Year					2019 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$121.3	$11.5	$48.2	$79.1	$(17.5)	$77.7	$2.5	$34.6	$64.7	$(24.1)
Income tax (benefit) expense	27.5	1.6	13.8	25.6	(13.5)	13.8	(5.6)	9.7	19.3	(9.6)
Interest expense, net	31.0	9.1	6.6	7.6	7.7	33.4	7.5	8.2	8.7	9.0
Depreciation & amortization	67.2	18.2	16.3	16.4	16.3	59.5	14.8	14.6	14.7	15.4
EBITDA	247.0	40.4	84.9	128.7	(7.0)	184.4	19.2	67.1	107.4	(9.3)
Stock-based compensation(a)	10.6	2.7	2.6	2.8	2.5	11.7	2.0	2.5	5.4	1.8
(Gain) loss on sale of assets(b)	(0.4)	(0.2)	(0.4)	0.1	0.1	0.3	0.1	0.1	—	0.1
Acquisitions and other adjustments(c)	3.0	1.0	0.7	0.5	0.8	4.7	0.9	0.8	1.5	1.5
Adjusted EBITDA(d)	$260.2	$43.9	$87.8	$132.1	$(3.6)	$201.1	$22.2	$70.5	$114.3	$(5.9)

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(d)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

2020 Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

(In millions, except Selling Days; unaudited)

	2020 Fiscal Year					2019 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Reported Net sales	$2,704.5	$675.1	$751.9	$817.7	$459.8	$2,357.5	$535.0	$652.8	$752.4	$417.3
Organic sales(a)	2,504.0	612.7	698.3	758.2	434.8	2,292.9	513.6	630.8	735.5	413.0
Acquisition contribution(b)	200.5	62.4	53.6	59.5	25.0	64.6	21.4	22.0	16.9	4.3
Selling Days	256	65	63	64	64	252	61	63	64	64
Organic Daily Sales	$9.8	$9.4	$11.1	$11.8	$6.8	$9.1	$8.4	$10.0	$11.5	$6.5

(a)	Organic sales equals reported Net sales less Net sales from branches acquired in 2019 and 2020.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2020 Fiscal Year. Includes Net sales from branches acquired in 2019 and 2020.

SiteOne Landscape Supply, Inc.

2021 Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

(In millions, except Selling Days; unaudited)

	2021 Fiscal Year					2020 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	—	—	—	—	—	$2,704.5	$675.1	$751.9	$817.7	$459.8
Organic sales(a)	—	—	—	—	—	2,629.3	641.0	732.7	799.2	456.4
Acquisition contribution(b)	—	—	—	—	—	75.2	34.1	19.2	18.5	3.4
Selling Days	253	61	63	64	65	256	65	63	64	64
Organic Daily Sales	—	—	—	—	—	$10.3	$9.9	$11.6	$12.5	$7.1

(a)	Organic sales equals reported Net sales less Net sales from branches acquired in 2020 and 2021.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2021 Fiscal Year. Includes Net sales from branches acquired in 2020 and 2021.